Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF VIRGINIA

ROANOKE DIVISION

In re:	)	Chapter 11
)
LUNA INNOVATIONS INCORPORATED,[1]	)	Case Nos. 09-71811 (WFS)
et al.,	)	Jointly Administered
	)	Related Docket Nos. 478, 491 and 548
Debtors.	)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND

ORDER UNDER 11 U.S.C. §§ 1129(a) AND (b) AND FED. R.

BANKR. P. 3020 CONFIRMING FIRST AMENDED JOINT

PLAN OF REORGANIZATION OF LUNA INNOVATIONS

INCORPORATED AND LUNA INNOVATIONS, INC,

DEBTORS AND DEBTORS-IN-POSSESSION

LAURA DAVIS JONES (DE BAR NO. 2436)

DAVID M. BERTENTHAL (CA BAR NO. 167624)

BRUCE GROHSGAL (DE BAR NO. 3583)

PACHULSKI, STANG, ZIEHL & JONES LLP

919 NORTH MARKET STREET, 17th FLOOR

WILMINGTON, DELAWARE 19899

TELEPHONE: 302-652-4100

A. CARTER MAGEE, JR., ESQ. (VA BAR NO. 20284)

W. JOEL CHARBONNEAU, ESQ. (VA BAR NO. 68025)

MAGEE GOLDSTEIN LASKY & SAYERS, P.C.

310 FIRST STREET, S.W., SUITE 1200

ROANOKE, VIRGINIA 24011

TELEPHONE: 540-343-9800

COUNSEL TO THE DEBTORS, PROPONENTS OF THE PLAN

DATED: JANUARY 12, 2010

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Luna Innovations Incorporated (0050), and Luna Technologies, Inc. (0845). The address for both Debtors is 1 Riverside Circle, Suite 400, Roanoke, VA 24016.

Upon the Court’s Order Fixing Last Day to File Objections to the Disclosure Statement and the Plan, Authorizing the Solicitation of Votes on the Plan, Fixing Last Day to File Acceptances and Rejections of the Plan, Combining the Hearing on the Approval of the Disclosure Statement with the Hearing on the Confirmation of the Plan, Directing that Ballots be Filed with Proponent’s Attorney, and Directing Debtor’s Attorney to File a Report on Ballots [Docket No. 487] (the “Disclosure Statement and Confirmation Hearing Order”) entered with respect to the Debtors’ First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc., under Chapter 11 of the Bankruptcy Code dated December 18, 2009 [Docket No. 491] (as amended at Docket No. 548, the “Plan”) and their First Amended Disclosure Statement in Support of First Amended Plan of Reorganization of Luna Innovations Incorporated, et al., under Chapter 11 of the Bankruptcy Code dated December 18, 2010 [Docket No. 490] (as amended, the “Disclosure Statement”) (i) combining the hearing for approval of the Disclosure Statement and confirmation of the Plan; (ii) fixing a voting record date and a voting deadline; (iii) establishing procedures for filing objections to the Plan and Disclosure Statement; (iv) establishing procedures for soliciting acceptances and rejections of the Plan; and (v) scheduling a hearing date to consider approval of the Disclosure Statement and confirmation of the Plan (the “Hearing”); and the Court’s approving the Disclosure Statement at the Hearing by the Court’s Order Approving Disclosure Statement to be entered on the docket for these Cases; and based upon this Court’s review of (a) the Affidavits of Service for Notice of Non-Voting Status [Docket Nos. 505, 528 and 533] (b) the Declaration of James Katchadurian of Epiq Bankruptcy Solutions, LLC Certifying Acceptance or Rejection of First Amended Joint Plan of Reorganization of Accepting or Rejecting the Plan of Luna Innovations Incorporated and Luna Technologies, Inc. Under Chapter 11 of the Bankruptcy Code (the “Voting Declaration”) [Docket No. 539]; (c) the Declaration and Statement of Scott Graeff in Support of Confirmation of First Amended

Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc., Under Chapter 11 of the Bankruptcy Code [Docket No. 543] (the “Graeff Declaration”); (d) the Memorandum of Law in Support of Conformation of First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc., Under Chapter 11 of the Bankruptcy Code [Docket No. 540]; (e) Notice of Filing of Exhibit A to First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc. Dated December 18, 2009 [Docket No. 530]; (f) First Amended Chapter 11 Plan with Exhibits and Blacklined Pages Showing Amendments [Docket No. 548]; (g) Supplement to First Amended Joint Plan of Reorganization of Accepting or Rejecting the Plan of Luna Innovations Incorporated and Luna Technologies, Inc. Under Chapter 11 of the Bankruptcy Code [Docket No. 550]; (h) Statement of Hansen Medical, Inc. in Support of Confirmation of Plan and Approval of Disclosure Statement, [Docket No. 542], including the Plan Supplement of Hansen Medical, Inc. filed as Exhibit 2 to such Statement; (h) all of the evidence proffered or adduced at, objections, if any, filed in connection with and the responses filed thereto, if any, and arguments of counsel made at, the confirmation hearing on the Plan held on January 12, 2010 (the “Confirmation Hearing”), and (i) the entire record of these Chapter 11 Cases; and after due deliberation thereon and good and sufficient cause appearing therefore;

THIS COURT HEREBY FINDS AND CONCLUDES THAT:1

A. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157 (b)(2) and 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 151 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

[1]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. Fed. R. Bankr. P. 7052.

B. Filing of Original Plan. On July 17, 2009, the Debtors filed their original plan (the “Original Plan”) and disclosure statement (the “Original Disclosure Statement”) contemporaneously with the filing of the Chapter 11 Cases [Docket Nos. 29 and 30].

C. Filing of Amended Disclosure Statement and Plan. On December 18, 2009, the Debtors filed their Plan and Disclosure Statement.

D. Disclosure Statement and Confirmation Hearing Order; Transmittal and Mailing of Materials; Notice. The Debtors have complied with the Disclosure Statement and Confirmation Hearing Order, and adequate notice has been given, to parties entitled to such notice, of the Hearing and of the opportunity to accept, reject or object to confirmation of the Plan.

E. Solicitation. Acceptances or rejections of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Disclosure Statement and Confirmation Hearing Order, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations.

F. Voting Reports. On December 18, 2009, in accordance with the Disclosure Statement and Confirmation Hearing Order, the Debtors’ claims and balloting agent, Epiq Bankruptcy Solutions, LLC (“Epiq”) filed the Voting Declaration, certifying the method and results of the tabulation for each of the Classes entitled to vote to accept or reject the Plan.

G. Impaired Classes that Have Voted to Accept the Plan. As evidenced by the Voting Report, which certified both the method and results of the voting, pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code, at least one impaired class of claims (Class 5a – Hansen Claims)), determined without including any acceptance by an insider of any of the Debtors, has accepted the Plan. There are no Claims in the other impaired Classes — Class 1 (Priority Employee Claims and Class 2 (Miscellaneous Secured Claims) under the Plan.

H. Classes Deemed to Have Accepted the Plan. Class 5a is impaired and is deemed to have accepted the Plan. Classes 3, 4, 5b and 6 are unimpaired and therefore are not entitled to vote on the Plan and are deemed to have accepted the Plan.

I. Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code, by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. This Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.

J. Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

a. Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims (which are not required to be classified), Article 3 of the Plan designates six (6) Classes of Claims and one (1) Class of Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual, and legal reasons exist for classifying the various Classes of Claims and Interests in the manner set forth in the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

b. Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article 3 of the Plan specifies the Classes of Claims and Interests that are Unimpaired (Classes 3, 4, 5b and 6). Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.

c. Specification and Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article 3 of the Plan specifies the Classes of Claims and Interests that are impaired under the Plan (Classes 1, 2 and 5b). Article 4 of the Plan specifies the treatment of those Claims and Interests. Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

d. No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim in each respective Class unless the holder of a particular Claim has agreed to less favorable treatment with respect to such Claim. Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

e. Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (i) the retention and revesting of each Debtor’s assets by that Debtor into its respective Reorganized Debtor; (ii) the continued corporate existence of the Debtors, and (iii) issuance of the Hansen Common Stock and Hansen Warrant, (iv) entry of the Hansen Settlement Documents; and (v) consummation of the Hansen Settlement. Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

f. Prohibition Against Issuance of Non-Voting Equity Securities And Provisions for Voting Power of Classes of Securities (11 U.S.C. § 1123(a)(6)). Pursuant to Section 5.2.2 of the Plan, on the Effective Date, the Charter of each Debtor will be deemed to prohibit the issuance of non-voting securities as set forth in the Plan. Thus, the Plan satisfies section 1123(a)(6) of the Bankruptcy Code.

g. Selection of Officers, Directors, and the Trustee (11 U.S.C. § 1123(a)(7)). In Sections 5.2.5 and 5.2.6 of the Plan, or as identified publicly prior to the Confirmation Hearing, or as otherwise announced at the Confirmation Hearing, the Debtors have properly and adequately disclosed the identity of persons who will serve as officers and directors of the Reorganized Debtors, which persons have been selected in a manner consistent with the interests of creditor and equity security holders and with public policy with respect to such selection. Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.

h. Additional Plan Provisions 11 U.S.C. § 1123(b)). The Plan’s provisions are consistent with the section 1123(b) of the Bankruptcy Code.

i. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

K. Debtors’ Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors as proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

L. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have· proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors and Hansen, and their respective affiliates, shareholders, partners, directors, officers, employees, and advisors, among others, and each of their respective professionals negotiated certain provisions of the Plan in good faith and participated in the Plan formulation process in good faith.

M. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Fees incurred thus far in the Debtors’ cases have been or will be fully disclosed. These fees have been or will be subject to objections by interested parties as well as to Court review and approval. The award of final fees is also subject to the fee application process and Court approval. Thus, the Plan complies with § 1129(a)(4.

N. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Specifically, the Debtors have disclosed the identity and the affiliation of all of the initial officers of the Reorganized Debtors and the directors (as applicable) for the Reorganized Debtors. The officers and directors of Reorganized Luna are described in section 5.2.5 and 5.2.6 of the Plan, the appointment to or continuance in such office of such individual is consistent with the interests of creditors and equity security holders and with public policy, and the Debtors as proponents of the Plan have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

O. No Rate Changes (11 U.S.C. § 1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

P. Best Interests Test (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The evidence proffered or adduced, as set forth in the Graeff Declaration or at the Hearing: (1) is persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered, (2) either has not been controverted by other persuasive evidence or has not been challenged, (3) is based upon reasonable and sound assumptions, (4) provides a reasonable estimate of the liquidation values of the Debtors upon conversion to a case under chapter 7 of the Bankruptcy Code, (5) establishes that each holder of a Claim or Interest in an impaired Class (if any) that has not accepted or been deemed to have accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date, and (6) establishes that the only holder of Claims in an impaired Class -— Class 5a (Hansen Claims) -— has accepted the Plan and accordingly the best interest of creditors test is satisfied pursuant to Bankruptcy Code § 1129(a)(7 (A)(i).

Q. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(8)). All voting impaired Classes in which there are Claims have voted to accept the Plan.

R. Treatment of Administrative and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

S. Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). Each impaired Class of Claims in which there are Claims has accepted or is deemed to have accepted the Plan, determined without including any acceptance by any insider, as such term is defined in 11 U.S.C. § 101(31). Thus, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.

T. Feasibility (11 U.S.C. § 1129(a)(11). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The financial projections in Exhibit A to the Disclosure Statement, the Graeff Declaration, and the other evidence proffered or adduced at the Confirmation Hearing (1) is persuasive and credible, (2) has not been controverted by other evidence or sufficiently challenged in any of the objections to the Plan, (3) establishes the ability of the Debtors to pay their debts as they mature, and (4) establishes that subject to, and upon consummation of, the transactions set forth as conditions to the Effective Date in Article 7 of the Plan, the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors.

U. Payment of Fees (11 U.S.C. § 1129(a)(12)). The Debtors have paid, or pursuant to sections 11.7 of the Plan will pay by the Effective Date, fees payable under 28 U.S.C. § 1930 plus accrued interest under 31 U.S.C. § 3717. Thus, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

V. Non-Applicability of 11 U.S.C. § 1129(a)(13). Section 1129(a)(13) does not apply because the Debtors do not provide “retiree benefits” as defined in Section 1114(a).

W. Non-Applicability of 11 U.S.C. §§ 1129(a)(14-16). Section 1129(a)(14)-(15) do not apply because the Debtors are not individuals; Section 1129(a)(16) does not apply because each of the Debtors is a moneyed, business or commercial corporation or limited liability company.

X. Section 1129(b) – Confirmation of the Plan Over Nonacceptance of Impaired Classes. All voting impaired Classes in which there are Claims have accepted the Plan. With respect to Class 1 (Priority Employee Claims) and Class 2 Miscellaneous Secured Claims), the Plan is fair and equitable and does not discriminate unfairly against the holders of Class 1 or Class 2 Claims. Accordingly, even if there were Claims in impaired Class 1 or Class 2, and even if either or both of such Classes had rejected the Plan, then because all of the requirements of section 1129(a) of the Bankruptcy Code (other than section 1129(a)(8) assuming such rejection), with respect to such Classes have been met, the requirements of section 1129(b) of the Bankruptcy Code are is satisfied.

Y. Principal Purpose of Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. § 77e). Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

Z. Modifications to the Plan. The modifications to the Plan described and/or set forth at and submitted to the Court at the Hearing constitute non-material or technical changes and/or changes with respect to particular Claims or Interests by agreement with holders of such Claims or Interests, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.]

AA. Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors and their agents, representatives, attorneys, and advisors, and other Persons involved in the solicitation process have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

BB. Executory Contracts. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in Article 6 of the Plan, including without limitation the Amendment to the Development and Supply Agreement between Intuitive and Luna dated June 11, 2007 substantially in the form filed at Docket No.          (the “Amended Intuitive DSA”). Each assumption or rejection of an executory contract or unexpired lease as provided in Article 6 of the Plan, including without limitation Amended Intuitive DSA, shall be legal, valid, and binding upon the applicable Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

CC. Adequate Assurance. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each of the Assumed Contracts and Leases which are being assumed by the Debtors pursuant to the Plan, including without limitation the Amended Intuitive DSA.

DD. Conditions to Confirmation. The conditions to Confirmation set forth in Article 7 of the Plan have been satisfied or waived, or will be satisfied or waived by entry of this Confirmation Order.

EE. Conditions to Effectiveness. The conditions to the Effective Date are set forth in Article 7 of the Plan. Certain conditions to the Effective Date set forth in Article 7 of the Plan may be waived as set forth in section 7.3 of the Plan, without any further notice to parties-in-interest or the Court and without a hearing.

FF. Retention of Jurisdiction. The Court properly may retain jurisdiction over the matters set forth in Article 9 of the Plan.

GG. Hansen Settlement Documents. The proposed Hansen Settlement, as memorialized herein and in the Disclosure Statement, Plan, and the Hansen Settlement Documents is an appropriate and essential provision of the Plan. As adequately described in Section V.D.5 of the Disclosure Statement, the Debtors and Hansen underwent extensive negotiations and determined that the consensual resolution of the Hansen Litigation — as set forth in the Hansen Settlement Documents — is in the best interest of the Debtors’ estates. Pursuant to (i) Bankruptcy Rule 9019, which is made applicable to the determination of the reasonableness of a settlement included within a plan as permitted under section 1123(b)(3)(A) of the Bankruptcy Code, and based on the admitted evidence and considerations by the Court of the probability of success, the difficulties in collection, and the expense, inconvenience and delay, and other factors; and (ii) Bankruptcy Code section 1123(b)(6), the provisions of the Plan regarding approval of the Hansen Settlement are not inconsistent with the applicable provisions of the Bankruptcy Code.

1. Any continuation of the Hansen Litigation in the absence of the Hansen Settlement would be very time consuming, resulting in the attendant expense, inconvenience, and delay to the Debtors’ estates;

2. The releases pursuant to the Plan and the Hansen Settlement Documents are fair and equitable; and

3. The Hansen Settlement is the product of good faith negotiations and arm’s-length bargaining without collusion or fraud between Hansen and the Debtors, all of whom were represented by competent and experienced counsel and other advisors, and is necessary to the Plan.

HH. Releases and Discharge. The discharge, limitation on liability, exoneration and release provisions set forth in Article 8 of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of the Debtors, their Estates, and holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, limitation on liability, exoneration and release provisions set forth in the Plan:

1. is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b), and (d),

2. is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code,

3. confers material benefit on, and is in the best interests of the Debtors, their estates, and the holders of Claims and Interests,

4. is important to the overall objectives of the Plan to formally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation, and reorganization, and

5. is consistent with 11 U.S.C. §§ 105, 1123, and 1129, and other applicable provisions of the Bankruptcy Code. The failure to effect the discharge, limitation on liability, exoneration and release provisions described in Article 8 of the Plan would seriously impair the Debtors’ ability to confirm the Plan.

II. Hansen Settlement Releases. The mutual releases of Hansen and the Debtors (collectively, the “Mutual Releases”) more fully described in the Confidential Mutual Release Agreement, which is one of the Hansen Settlement Documents, attached to the Plan as Exhibit C-6, (i) are fair and equitable, reasonable, and in the best interests of the Debtors’ estates and holders of Claims and Interests, (ii) are supported by circumstances that render the release terms important to the process of the Hansen Settlement and the Plan, and (iii) are integral elements of the Hansen Settlement and the restructuring and resolution of the Chapter 11 Cases.

JJ. Bulk Sales. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the transactions contemplated in the Hansen Settlement Documents; no brokers were involved in the consummation of the transactions contemplated in the Hansen Settlement Documents, and no brokers’ commissions are due to any person in connection with such transactions.

KK. Distributions of Hansen Common Stock, Notes, and Warrant. The distribution of the Hansen Common Stock, Hansen Warrant, and Hansen Secured Promissory Note as contemplated by the Plan are exempt from the requirements of section 5 of the Securities Act of 1933, as amended, and state registration requirements.

LL. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.

IT IS ORDERED, ADJUDGED, AND DECREED THAT:

1. Confirmation. The Plan (as so amended, and all exhibits and supplements thereto, including the Hansen Settlement Documents and the Plan Supplement filed by Hansen as Exhibit 2 to Docket No. 542) is hereby approved and confirmed under section 1129 of the Bankruptcy Code. The exhibits to the Plan (as may be modified pursuant to the terms of the Plan and/or such exhibit, as applicable) are incorporated by reference into and comprise an integral part of the Plan and this Confirmation Order.

2. Objections. All Objections to confirmation of the Plan that have not been withdrawn, waived, settled or addressed in the Plan and all reservations of rights included therein, are overruled on the merits.

3. Provisions Of Hansen Settlement Documents Nonseverable And Mutually Dependent. The provisions of the Hansen Settlement Documents approved by this Confirmation Order, and the findings of fact and conclusions of law set forth herein with respect to the Hansen Settlement Documents, are nonseverable and mutually dependent.

4. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.

5. Effects Of Confirmation; Immediate Effectiveness; Successors And Assigns. The stay provided by Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. Immediately upon the entry of this Confirmation Order, this Confirmation Order and the terms of the Plan shall be deemed binding upon (a) the Debtors, (b) the Reorganized Debtors, (c) all holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (d) each Person acquiring any property under the Plan, (e) any other party-in-interest, (f) any Person making an appearance in these Chapter 11 Cases, and (g) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

6. Continued Corporate Existence; Vesting Of Assets. Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist on the Effective Date as a separate corporate or other legal entity, with all the powers of a corporation or legal entity under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by the Plan. Except as otherwise explicitly provided in the Plan or in this Confirmation Order, on the Effective Date, all property comprising the Estates shall revest in each of the Reorganized Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights, and interests of creditors and interest holders as of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. Furthermore, the lien to be granted to Hansen in the Collateral (as defined in the Patent and Trademark Security Agreement and the Security Agreement) shall have the priority permitted to such lien from time to time under the Security Agreement. The Hansen Common Stock and the Hansen Warrant shall be transferred to Hansen on the Effective Date pursuant to the Hansen Settlement Documents, free and clear of any lien pursuant to Bankruptcy Code Sections 1123(a)(5)(D), and, to the extent applicable, Sections 363(f) and 1141(c).

7. Retained Assets. To the extent that the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to Reorganized Debtors (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

8. Consideration Reasonably Equivalent Value. The consideration given for the transactions contemplated by the Hansen Settlement Documents and the terms and conditions thereunder constitute transfers for reasonably equivalent value and fair consideration and may not be avoided under applicable provisions of the Bankruptcy Code.

9. Discharge, Releases, Limitations Of Liability, And Indemnification. Pursuant to applicable law, including sections 105(a) and 1123(b)(3) and (6) of the Bankruptcy Code, the discharge of the Debtors and any of their assets or properties provided in Article 8 of the Plan, the limitation of liability, exoneration and release provisions set forth in Article 8 of the Plan are deemed incorporated in this Confirmation Order as if set forth in full herein and are hereby approved as an integral part of the Plan and are fair, equitable, reasonable and in the best interests of the Debtors, their estates, and holders of Claims and Interests.

10. Injunction. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors and all Persons shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action, employment of process, or other proceeding of any kind with respect to any Claim, Interest, Cause of Action, or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection, offset, recoupment, or recovery by any manner or means of any judgment, award, decree, order or otherwise with respect to any Claim, Interest, Cause of Action or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting, or enforcing any encumbrance of any kind with respect to any Claim, Interest, Cause of Action or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims, Interests, or Causes of Action that are satisfied, discharged, released, or subject to exculpation hereby or by the Plan.

11. Automatic Stay. The stay in effect in the Chapter 11 Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the Bankruptcy Code.

12. Matters Relating To Implementation Of The Plan; General Authorizations. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code or otherwise. In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases, and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized, and empowered, without necessity of action of their respective shareholders or boards of directors, to take any and all such actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors or the Reorganized Debtors shall be required for the Debtors or the Reorganized Debtors to (a) enter into, execute and deliver, adopt, or amend, as the case may be, any of the contracts, leases, instruments, releases, and other agreements or documents and plans to be entered into, executed and delivered, adopted, or amended in connection with the Plan, and, following the Effective Date, each of such contracts, leases, instruments, releases, and other agreements shall comprise a legal, valid, and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms, (b) issue for distribution or reserve, for issuance in accordance with the terms of the Plan, the Hansen Common Stock, Hansen Warrant, or (c) issue the Hansen Secured Note in accordance with the Plan and the Hansen Settlement Documents (upon such issuance the Hansen Secured Promissory Note shall be duly authorized, validly issued and outstanding), or (d) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. The transfer of the Hansen Common Stock and the Hansen Warrant to Hansen on the Effective Date pursuant to the Hansen Settlement Documents shall be free and clear of any lien pursuant to Bankruptcy Code Sections 1123(a)(5)(D), and, to the extent applicable, Sections 363(f) and 1141(c). Each of the Debtors, or their respective designees, as appropriate, shall be authorized, and empowered to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order, and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Disclosure Statement and Confirmation Hearing Order, this Confirmation Order, or the exhibits or appendices to any of the foregoing.

13. Post-Effective Date Action. Any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order to be taken after the Effective Date shall be authorized only in accordance with applicable organizational documents and corporate law.

14. Directors And Officers Of Reorganized Debtors. In accordance with the applicable governance documents, the officers of the Debtors set forth in the Plan shall serve in their current capacities after the Effective Date; provided, however, that, the board of directors of Reorganized Luna reserves the right to remove any officer and/or to identify and appoint new officers of Reorganized Luna at any time thereafter in accordance with the applicable governance documents. The initial directors of Reorganized Debtors set forth in the Plan shall continue to serve in their current capacities after the Effective Date, provided, however, that each Reorganized Debtor shall have the right, in accordance with the applicable provisions of its corporate governance documents and other applicable agreements, to select new members of its board of directors at any time thereafter.

15. Exemption From Certain Taxes And Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under, or in connection with, the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax. Furthermore, and without limiting the foregoing, any transfers from a Debtor to a Reorganized Debtor or to any other Person pursuant to the Plan, as contemplated by the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Debtors’ property in the United States, shall not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section l146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Court shall retain specific jurisdiction with respect to these matters.

16. Assumptions. The executory contract and unexpired lease provisions of Article 6 of the Plan are approved. The executory contracts and unexpired leases to be assumed as described in Section 6.1 of the Plan, including without limitation the Amended Intuitive DSA, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, except to the extent otherwise provided in Article 6 of the Plan or otherwise ordered by this Court. This Confirmation Order shall constitute an order approving such assumptions, pursuant to section 1123 of the Bankruptcy Code, as of the Effective Date.

17. Professional Claims And Final Fee Applications. Any claim by a Professional for Professional Fees shall be filed and served in accordance with the Plan by the date that is not later than sixty (60) days after the Effective Date.

18. Record Date For Claims Distributions. The Reorganized Debtors shall have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after Effective Date of the Plan (the “Claims Record Date”), and shall be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims who are holders of such Claims, or participants therein, as of the Claims Record Date. The Reorganized Debtors, shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the Claims Record Date.

19. Payment Of Fees. All fees payable by each of the Debtors under 28 U.S.C. § 1930 shall be paid in accordance with section 11.7 of the Plan, by each Debtor and not on a consolidated basis.

20. Authorization To Consummate Plan. Notwithstanding Bankruptcy Rule 3020(e), the Court authorizes the Debtors to consummate the Plan upon entry of this Confirmation Order. The Debtors are authorized to execute, acknowledge, and deliver such deeds, assignments, conveyances, and other assurances, documents, instruments of transfer, uniform commercial code financing statements, trust agreements, mortgages, indentures, security agreements, and bills of sale and to take such other actions as may be reasonably necessary to perform the terms and provisions of the Plan, all transactions contemplated by the Plan, and all other agreements related thereto.

21. Retention Of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction as provided in the Plan as set forth in Article 9 of the Plan.

22. References to Plan or Hansen Settlement Document Provisions. The failure to include or specifically reference any particular provision of the Plan or any Hansen Settlement Document in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan and the Hansen Settlement Documents be confirmed in their entirety. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and shall control and take precedence. Notwithstanding the provisions of section 8.6.3 of the Plan or Section 1141(a) of the Bankruptcy Code granting releases to a creditor that votes to accept the Plan, the Debtors and Hansen have acknowledged and agreed, and the Court by this Confirmation confirms, that the only releases that shall be effective by, and binding upon, the Debtors, the Reorganized Debtors, and Hansen with respect to the Hansen Settlement Documents shall be as set forth in the Hansen Settlement Documents as approved by this Confirmation Order.

23. Separate Confirmation Orders. This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtors’ separate Chapter 11 Case for all purposes. The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

24. Filing And Recording. This Confirmation Order is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

25. Notice Of Confirmation Order And Occurrence Of Effective Date. On or before the tenth (10th) Business Day following the occurrence of the Effective Date, the Debtors shall serve notice of this Confirmation Order and occurrence of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all holders of Claims and Interests, the United States Trustee for the Western District of Virginia, and other parties-in-interest, by causing a notice of this Confirmation Order and the occurrence of the Effective Date (the “Notice of Effective Date”), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of the Bar Date or Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved — left no forwarding address,” “forwarding order expired,” or similar marking, unless the Debtors have been informed in writing by such Person of that Person’s new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary.

26. Hansen Settlement. The Hansen Settlement is hereby authorized and approved pursuant to section 1123(a) and (b) of the Bankruptcy Code, including the Hansen Settlement Documents, which set forth the continuing obligations of Hansen and Luna. The terms of the Hansen Settlement Documents, and the exhibits thereto, are incorporated by reference into and comprise an integral part of the Plan and this Confirmation Order. None of the parties to the

Hansen Settlement Documents shall contest the validity and enforceability of the Plan, the Hansen Settlement Documents, or this Confirmation Order. The Hansen Settlement Documents are consistent with applicable law. The Plan and the Hansen Settlement Documents, upon becoming effective, shall be binding upon and enforceable against the parties to the Hansen Settlement Documents and their successors and assigns.

27. Hansen Releases. This Court’s approval of the releases set forth in the Hansen Settlement Documents under section 1123(a) and (b) of the Bankruptcy Code and Bankruptcy Rule 9019 does not amount to an adjudication of the underlying issues raised by the claims being released for the purposes of collateral estoppel (issue preclusion), provided, however, that the dismissal with prejudice of the claims as part of this Settlement does operate as an adjudication on the merits pursuant to the ordinary rules of res judicata (claim preclusion). In approving the releases and the Hansen Settlement generally, this Court approves the Debtors’ agreement (i) under the Development and Supply Agreement [and the Hansen-Luna License Agreement], to provide for liquidated damages under the terms and conditions set forth therein in Section 2.5; and (ii) under the Hansen Secured Promissory Note, that the liability of Luna Innovations Incorporated and Luna Technologies, Inc. shall be joint and several and neither Luna Innovations Incorporated nor Luna Technologies, Inc. shall be an accommodation maker or secondary obligor as to the other.

28. Modifications To The Plan. The Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code , and the Plan, as so modified, approved and confirmed, is attached as Exhibit A hereto.

Dated:	Roanoke, Virginia
January 12, 2010
William F. Stone, Jr.
United States Bankruptcy Judge

Exhibit A

The Plan